                                                                    Exhibit 10.2

                             AMENDED AND RESTATED

                               OPTION AGREEMENT

                               dated May 1, 1998

                                     among

                           EINSTEIN/NOAH BAGEL CORP.

                       HARLAN  BAGEL SUPPLY COMPANY, LLC

                                HAL P. HARLAN,

                                HUGH P. HARLAN

                                      and

                                DOUG H. HARLAN

                               TABLE OF CONTENTS

Article   1.0  The Option.................................................................    1

          1.1  The Option.................................................................    1
          1.2  Exercise of the Option.....................................................    2
          1.3  Regulatory Compliance......................................................    3
          1.4  Purchase Price upon Exercise of the Option.................................    3
          1.5  Allocation of Purchase Price Among Option Assets...........................    3
          1.6  Valuation of ENBC Stock or BCI Stock.......................................    4
          1.7  Closing of Option Exercise.................................................    4
          1.8  Procedure at each Closing..................................................    4

Article   2.0  Representations and Warranties of Supplier and the Members.................    5

          2.1  Organization, Power and Authority of Supplier..............................    5
          2.2  Due Authorization; Binding Agreement of Supplier...........................    5
          2.3  Ownership Interests in Supplier............................................    5
          2.4  Ownership of Interests by the Members......................................    6
          2.5  Title to Supplier's Assets.................................................    6
          2.6  Accuracy of Information Furnished by Supplier and the Members..............    6
          2.7  Investment Banker's and Broker's Fees......................................    7

Article   3.0  Representations and Warranties of ENBC.....................................    7
          3.1  Organization, Power and Authority of ENBC..................................    7
          3.2  Due Authorization; Binding Agreement of ENBC...............................    7
          3.3  Investment Bankers' and Brokers' Fees......................................    7

Article   4.0  Additional Covenants of Supplier and the Prior to the Termination..........    8

          4.1  Reasonable Best Efforts....................................................    8
          4.2  Conduct of Business........................................................    8
          4.3  Access to Supplier's Properties and Records................................    9
          4.4  Notice of Material Developments............................................    9
          4.5  No Disclosure..............................................................    9
          4.6  No Other Discussions; Retention of Shares..................................    9

Article   5.0  Conditions to the Closing of the Option Exercise by ENBC...................   10

          5.1  Accuracy of Representations and Warranties and Compliance with Obligations.   10
          5.2  HSR Act Waiting Period.....................................................   10
          5.3  Receipt of Necessary Consents..............................................   10
          5.4  No Adverse Litigation......................................................   10
          5.5  No Material Adverse Change.................................................   10
          5.6  Delivery of Information....................................................   10

Article   6.0  Certain Additional Covenants................................................  11

          6.1  Accuracy of Representations and Warranties and Compliance with Obligations..  10
          6.2  HSR Act Waiting Period......................................................  10
          6.3  Receipt of Necessary Consents...............................................  10
          6.4  No Adverse Litigation.......................................................  10

Article   7.0  Indemnification.............................................................  10

          7.1  Execution of Further Documents..............................................  10
          7.2  Cooperation of Supplier and the Members.....................................  10
          7.3  Subsequent Audited Financial Statements.....................................  11
          7.4  Confidential Information....................................................  11
          7.5  Remedies; Waiver............................................................  12
          7.6  Employment by ENBC of Supplier's Employees..................................  12
          7.7  No Obligation of ENBC to Employ.............................................  13

Article   8.0  Indemnification.............................................................  13

          8.1  Agreement by Supplier and the Members to Indemnify..........................  13
          8.2  Agreement by ENBC to Indemnify..............................................  14
          8.3  Tax Effect of Damages and Indemnity Payments................................  14
          8.4  Legal Proceedings...........................................................  14

Article   9.0  Miscellaneous

          9.1  Amendment and Modification..................................................  15
          9.2  Payment of Expenses.........................................................  15
          9.3  Binding Effect..............................................................  15
          9.4  Entire Agreement............................................................  15
          9.5  Headings....................................................................  15
          9.6  Execution in Counterpart....................................................  15
          9.7  Notices.....................................................................  15
          9.8  Governing Law...............................................................  16
          9.9  Publicity...................................................................  16

                    AMENDED AND RESTATED OPTION  AGREEMENT



          This amended and restated option agreement (the "Agreement") is made and entered into this 1/st/ day of May, 1998 by and among Einstein/Noah Bagel Corp. a Delaware corporation ("ENBC"), Harlan Bagel Supply Company, LLC, an Indiana limited liability company ("Supplier"), and Hal P. Harlan, Hugh P. Harlan and Doug H. Harlan (collectively, the "Members").

                                   Recitals
                                   --------

          ENBC, the Supplier, and Harlan Bakeries, Inc. and the Members previously entered into a project and approved supplier agreement dated as of May 24, 1996, as amended (the "Prior Approved Supplier Agreement"). ENBC desires to obtainAs contemplated by the Prior Approved Supplier Agreement, ENBC obtained an option to acquire all of the assets of Supplier, and Supplier desires to grant such an option, all on the terms and subject topursuant to that certain Option Agreement among ENBC, Supplier, and the Members dated August 27, 1996, as amended (the "Prior Option Agreement"). The Supplier and ENBC have entered into an Amended and Restated Projected Approved Supplier Agreement of even date herewith (the "Approved Supplier Agreement") to amend and restate certain of the terms and conditions of the conditions set forth herein.Prior Approved Supplier Agreement and desire to amend and restate certain of the terms and conditions of the Prior Option Agreement. In order to reflect the parties' understanding with respect to the option, and to amend, restate, replace and substitute in full the obligations under the Prior Option Agreement, the parties desire to enter into this Agreement.

                                   Covenants
                                   ---------

          In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained herein and in the Approved Supplier Agreement, the parties hereto agree as follows:

Article   1.0  The Option

          1.1 The Option. Upon the terms and subject to the conditions hereof, Supplier hereby grants to ENBC an irrevocable option (the "Option") to purchase, at the purchase price provided for in Section 1.4 hereof, all of the assets of Supplier (the assets subject to the option being herein sometimes referred to as the "Option Assets"). Without limiting the generality of the foregoing, the Option Assets shall include:

                    1.1.1 all of Supplier's machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, and other fixed assets ("Fixed Assets");

                    1.1.2  all inventories and raw materials of Supplier;

                    1.1.3 all receivables of Supplier including without limitation any receivables under Sections 7.5 and 7.87 of the Approved Supplier Agreement;

                    1.1.4 all real estate owned by Supplier, if any, and all of the interest of, and the rights and benefits accruing to, Supplier as lessee under all leases of real property and all improvements thereto and buildings thereon, and all leases or rental agreements covering machinery, equipment, tools, supplies, vehicles, furniture and fixtures and other fixed assets or personal property;

                    1.1.5 all of the rights and benefits accruing to Supplier under the Approved Supplier Agreement and under all sales orders, sales contracts, supply contracts, purchase orders and purchase commitments made by Supplier in the ordinary course of business, all other agreements to which Supplier is a party or by which it is bound and all other choices in action, causes of action and other rights of every kind, but excluding contracts relating solely to the production or the sale of products other than the Products (as defined in the Approved Supplier Agreement) ("Excluded Contracts");

                    1.1.6 all operating data and records of Supplier, including, without limitation, customer lists, financial, accounting and credit records, correspondence, budgets and other similar documents and records (although Supplier may retain copies thereof at its own expense for its tax or other legitimate business purposes);

                    1.1.7 all of the proprietary rights of Supplier, including, without limitation, all trademarks, trade names (but expressly excluding the name "Harlan" or any name including the name "Harlan"), patents, patent applications, licenses, trade secrets, technology, know-how, formula, designs and drawings, computer software, slogans, copyrights, processes, operating rights, other licenses and permits, and other similar intangible property and rights, if any; and

                    1.1.8 all cash and investments, and all prepaid and deferred items of the Supplier, including, without limitation, prepaid rentals, insurance, taxes and unbilled charges and deposits.

The Option shall be exercisable at any time from and after the date hereof and on or before the later of (a) the expiration or termination date of that certain Lease Agreement of even date herewith between ENBC and Supplier ("Equipment Lease"), or (b) the expiration or termination date of the Approved Supplier Agreement ("Termination Date"), but only in the event Supplier: (x) fails to make any payment required to be made to ENBC under the Equipment Lease and does not correct such failure within thirty (30) days of the payment due date; or (b) y) is in default under any of the Working Capital Financing Documents (as defined in the Approved Supplier Agreement) or any other third party indebtedness and such default is not cured within (xi) thirty (30) days after notice of default or (yii) the applicable grace period specified in the noticea notice of default. The Option will be exercisable for ninety (90) days from the date on which it first arises and will be exercisable only in the event all amounts payable by ENBC pursuant to the Approved Supplier Agreement have been paid. The Option will be exercisable with respect to any and every default meeting the requirements of this paragraph. For purposes hereof, the term "other third party indebtedness" shall not include indebtedness owed to Hal P. Harlan or trade payables of the Supplier incurred in the ordinary course of business.

     1.2 EXERCISE OF THE OPTION. In the event that ENBC elects to exercise the Option it shall give written notice of such exercise to Supplier in the manner provided herein for the giving of notice, which notice shall specify the consideration which ENBC elects to deliver upon the Closing (as hereinafter defined), which may consist of the Promissory Note (hereinafter defined), shares of common stock of ENBC ("ENBC Stock"), shares of common stock ("BCI Stock") of Boston Chicken, Inc. ("BCI"), cash, or any combination of the foregoing, having an aggregate value equal to the Supplier Value (as defined in Section 1.4), provided, however, that such consideration may consist of ENBC Stock or BCI Stock (the issuer of such stock being referred to herein as the "Issuer") only if (a) the average closing sales price per share of such stock of the Issuer as quoted on the NASDAQ National Market, as quoted on such other market or exchange on which such shares are traded, for the ten consecutive trading days ending on the second business day prior to the Closing Date (as hereinafter defined) (the "Share Price") is at least $10, and (b) the value of the Issuer (defined as the product of the Share Price and the total number of outstanding shares of such stock of the Issuer) is at least $300 million. In the event ENBC elects to deliver upon the Closing shares of ENBC Stock or shares of BCI Stock, such shares shall be registered under the Securities Act of 1933, as amended, and shall be accompanied by a written undertaking of ENBC to pay to the Supplier in cash the excess, if any, of the value of the shares so delivered , determined in the manner provided in Section 1.6 hereof, over the proceeds (net of commissions) from the sale of the shares, assuming all shares are sold in accordance with such reasonable conditions on the timing, daily volume and manner of sale as may be set forth in such undertaking. Such undertaking shall be assignable by the Supplier to its members to the extent any such shares are assigned to such members.

     1.3 REGULATORY COMPLIANCE. Upon the exercise of the Option each of the parties shall promptly prepare and file with the Federal Trade Commission ("FTC") and the United States Department of Justice ("Justice Department") any notification required to be filed with respect to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, or any rules or regulations thereunder (the "HSR Act"). Each party represents and warrants to the other parties hereto that any such filing made by it shall be true and accurate in all material respects and shall conform to the requirements of the HSR Act. Each party shall promptly complete and file any required responses to requests by the FTC or the Justice Department for additional data and information. Each party shall also make available to the other parties hereto such information relative to its business, assets and property as may be required for the preparation of such notifications and reports.

     1.4 PURCHASE PRICE UPON EXERCISE OF THE OPTION. The purchase price payable by ENBC upon the exercise of the Option shall consist of: (i) (a) ENBC Stock, BCI Stock, cash or any combination of the foregoing (determined in accordance with Section 1.2) having an aggregate value equal to the Supplier Value as of the Closing Date (as hereinafter defined) or (b) the Promissory Note and (ii) the assumption by ENBC of Supplier's accounts payable, accrued expenses, outstanding indebtedness for money borrowed and contractual obligations, except that ENBC shall not be obligated to assume any liability or obligation under the Excluded Contracts or any liability or obligation the existence of which constitutes a breach of any representation and warranty made by Supplier or the Members in this Agreement or incurred in violation of any covenants or agreements of Supplier made in this Agreement (such liabilities to be assumed by

ENBC being herein referred to as the "Assumed Liabilities"). For this purpose, the "Supplier Value" as of the Closing Date shall be determined in the manner set forth in Exhibit A.

     1.5 ALLOCATION OF PURCHASE PRICE AMONG OPTION ASSETS. The purchase price for the Option Assets shall be allocated among each item or class of the Option Assets as determined by the parties. Supplier and ENBC agree that they will prepare and file their federal and any state or local income tax returns based on such allocation of the purchase price. Supplier and ENBC agree that they will prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and that any such notices of filings will be prepared based on such agreed allocation of the purchase price.

     1.6 VALUATION OF ENBC STOCK OR BCI STOCK. ENBC Stock or BCI Stock delivered upon the Closing (as hereinafter defined) shall be deemed to have a value equal to the average closing sales price per share of such stock as quoted on the NASDAQ National Market, as reported in the Wall Street Journal (Western Edition), or as quoted on such other market or exchange on which such shares are traded, for the ten consecutive trading days ending on the second business day prior to the Closing Date (as hereinafter defined).

     1.7 CLOSING OF OPTION EXERCISE. The closing of the exercise of the Option shall take place at the offices of ENBC at 9:00 A.M., local time, on the fifth business day after the date of the notice of such exercise referred to in
Section 1.2, or, if later, the second business day after the satisfaction or waiver of all other conditions to the exercise of the Option provided for in Articles 5.0 and 6.0 hereof. Throughout this Agreement, such event is referred to as "Closing" and such date and time are referred to as "Closing Date".

     1.8 PROCEDURE AT THE CLOSING. At the Closing: (i) Supplier shall execute and deliver to ENBC instruments of assignment in form and substance satisfactory to ENBC sufficient to convey to ENBC all right, title and interest of Supplier in and to the Option Assets, all necessary consents or approvals of third parties (including any governmental entities) to the transactions contemplated hereby, subscription agreements of Supplier and the Members satisfactory in form and substance to ENBC, in the event ENBC has elected to deliver ENBC Stock or BCI Stock at the Closing, and an opinion of Henderson, Daily, Withrow & DeVoe, or other counsel reasonably acceptable to ENBC, dated as of the Closing Date and in a form reasonably acceptable to ENBC, to the effect that: (A) Supplier is a limited liability company duly organized and validly existing under the laws of the State of Indiana with full power and authority to own or lease its properties, to carry on its business as it is being conducted and to convey the Option Assets to ENBC pursuant to this Agreement, (B) the sale of the Option Assets has been duly authorized by all necessary action of Supplier under Indiana law, its articles of incorporation and bylaws, (C) the sale of the Option Assets will not conflict with or violate any provision of the articles of organization or operating agreement of Supplier, conflict with or violate any order, judgment or decree known to such counsel applicable to Supplier or the Members or by which any of Supplier's properties are affected, or result in a breach of, or constitute a default (or any event which with notice or lapse of time would become a default) under, or give to others any rights of first refusal, termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the Option Assets pursuant to, any notice, bond, mortgage, indenture contract, agreement, lease or other instrument or obligation known to such counsel by which Supplier or any of the Members is bound or by which any of the Supplier's properties are affected,
(D) the sale of the Option Assets will not, require any consent, approval, exemption, authorization or permit of, filing with or notification, or other action by, any court, administrative agency or governmental or regulatory authority, under any provision of Indiana or Federal law, except for such consents and approvals as shall have been obtained and filings which shall have been made, and (E) to such counsel's knowledge, there are no actions, suits, proceedings or governmental inquiries pending or threatened against Supplier or any of the Members seeking to prevent the consummation of the transactions contemplated by this Agreement or which could reasonably be expected to have a material adverse effect on the Option Assets or the ability of Supplier and the Members to perform their obligations under this Agreement, and (ii) in the event ENBC has not elected to pay the purchase price by delivering cash, ENBC Stock or BCI Stock, ENBC shall deliver to Supplier a promissory note, in the form of Exhibit B attached hereto, in the principal amount of the purchase price, (the "Promissory Note"), and (iii) ENBC shall deliver to Supplier an instrument of assumption in form and substance satisfactory to Supplier, assuming the Assumed Liabilities, and releases of any guarantees made by the Members in connection with the Assumed Liabilities, to the extent such releases may be obtained through ENBC's reasonable efforts (which the parties agree shall not require ENBC to expend money or provide security to the holder of any of the Assumed Liabilities). ENBC acknowledges that the legal opinion referred to above will be subject to review by Henderson, Daily's opinion committee prior to the time of issuance of such opinion so that such opinion is consistent with prevailing opinion letter practice at such time. The Promissory Note shall provide that the purchase price shall be payable to the Supplier on the six (6) month anniversary of the Closing Date unless the purchase price exceeds $1,000,000, in which event $1,000,000 will be payable to the Supplier on the six (6) month anniversary of the Closing Date with the balance of the purchase price payable in equal installments of principal, with interest, on each of the twelve (12), sixteen (16eighteen (18), and twenty-four (24) month anniversaries of the Closing Date. Interest shall be payable on the purchase price from and after the Closing Date.


ARTICLE   2.0  REPRESENTATIONS AND WARRANTIES OF SUPPLIER AND THE MEMBERS

          In order to induce ENBC to enter into this Agreement and to consummate the transactions contemplated hereunder, Supplier and the Members jointly and severally make the following representations and warranties:

          2.1 ORGANIZATION, POWER AND AUTHORITY OF SUPPLIER. The Company Supplier is a limited liability company duly organized and validly existing under the laws of Indiana, and has full corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. Supplier is legally qualified to transact business, and is in good standing, in any jurisdictions in which its business or property is such as to require that it be thus qualified, except where the failure to be so qualified would not have a material adverse effect on its business, properties or financial condition.

          2.2  DUE AUTHORIZATION; BINDING AGREEMENT OF SUPPLIER AND MEMBERS.
The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of Supplier, including the approval of the Members of Supplier. This Agreement has been duly executed and delivered by Supplier and the Members and is a valid and binding obligation of Supplier and the Members, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Supplier or the Members nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the articles of organization or operating agreement of Supplier or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Supplier or the Members or the assets and properties of Supplier or the Members; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Supplier or the Members or the assets and properties of Supplier or the Members. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by Supplier or the Members and the consummation by it of the transactions contemplated hereby, except pursuant to the HSR Act.

          2.3 OWNERSHIP INTERESTS IN SUPPLIER. All voting rights in Supplier are vested exclusively in its membership interests (the "Interests"), and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Interests of Supplier, except for the operating agreement among the Supplier and the Members (the "Operating Agreement"). Supplier has previously furnished to ENBC copies of Supplier's articles of organization and the Operating Agreement, and such copies are correct and complete in all respects. There are no outstanding warrants, options or rights of any kind to acquire from Supplier any interests or securities of any kind, and there are no pre-emptive rights with respect to the issuance or sale of interests of Supplier. Supplier has no obligation to acquire any of its issued and outstanding interests or any other security issued by it from any holder thereof, except pursuant to the Operating Agreement.

          2.4 OWNERSHIP OF INTERESTS BY THE MEMBERS. The Members are the lawful owners of all of the outstanding Interests of Supplier and have valid marketable title thereto, free and clear of all liens, pledges, encumbrances, security interests, restrictions on transfer, claims and equities of every kind, other than restrictions under federal and state securities laws. There are no outstanding warrants, options or rights of any kind to acquire from the Members any of the Interests.

          2.5 TITLE TO SUPPLIER'S ASSETS. Supplier has good and marketable title to all of its assets and properties, free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever, and upon the Closing ENBC will acquire good and marketable title to the Option Assets, free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature and description whatsoever, except for (i) security interests securing any indebtedness for money borrowed or other contractual obligations but only if such indebtedness or obligations are assumed by ENBC or (ii) such liens, mortgages, pledges, encumbrances or charges as shall have been approved by ENBC in writing.

          2.6  ACCURACY OF INFORMATION FURNISHED BY SUPPLIER AND THE MEMBERS.
No representation, statement or information made or furnished by Supplier or the Members to ENBC, including without limitation those contained in this Agreement and the various schedules attached hereto, when taken as a whole, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

          2.7 INVESTMENT BANKERS' AND BROKERS' FEES. Neither the Members nor Supplier have any obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE   3.0  REPRESENTATIONS AND WARRANTIES OF ENBC

          In order to induce Supplier and the Members to enter into this Agreement and to consummate the transactions contemplated hereunder, ENBC makes the following representations and warranties:

          3.1 ORGANIZATION, POWER AND AUTHORITY OF ENBC. ENBC is a corporation duly organized and validly existing under the laws of the State of Delaware, and has full corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

          3.2 DUE AUTHORIZATION; BINDING AGREEMENT OF ENBC. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of ENBC This Agreement has been duly executed and delivered by ENBC and is a valid and binding obligation of ENBC, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by ENBC nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of ENBC or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against ENBC, or its assets and properties; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against ENBC, or its assets and properties. No permit, consent, approval of authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by ENBC and the consummation by it of the transactions contemplated hereby.

          3.3 INVESTMENT BANKERS' AND BROKERS' FEES. ENBC has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4.0 ADDITIONAL COVENANTS OF SUPPLIER AND THE MEMBERS PRIOR TO THE TERMINATION DATE

          4.1 REASONABLE BEST EFFORTS. Supplier and the Members will use reasonable best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Articles 5.0 and
6.0. Without limiting the generality of the foregoing Supplier and the Members will not, without ENBC's written consent, take any action that would result in a requirement that any third party consent or approval be obtained in connection with exercise of the Option.

          4.2 CONDUCT OF BUSINESS. From and after the execution and delivery of this Agreement and until the earlier of the Closing Date or the Termination Date, except as otherwise provided by the prior written consent of ENBC:

               4.2.1 Supplier will use reasonable best efforts to (i) preserve its business organization intact, (ii) keep available the services of its officers, employees, and agents, and (iii) preserve its relationships with suppliers and others having dealings with Supplier;

               4.2.2 Supplier will maintain all of its properties in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted; and

               4.2.3 Supplier will not (a) sell, lease, transfer or otherwise dispose of assets other than in the ordinary course of business, (b) redeem, purchase or otherwise acquire from any of its Members all or any part of their equity interest in the Supplier or pay any dividends or make any other distributions or payments to such Members, or persons or entities related to them, except for (i) distributions to the members to permit payment by them of income taxes on income of Supplier allocated to them, which shall be based on a tax rate equal to the highest effective combined statutory rate of federal and state income tax (giving effect to the deductibility of state income taxes for federal income tax purposes) imposed on taxable income of an individual residing in the State of Indiana, and (ii) other cash distributions and compensation payments that are permitted to be made by the Financing Documents (as defined in the Approved Supplier Agreement), (c) incur indebtedness other than the indebtedness provided for in the Financing Documents (as defined in the Approved Supplier Agreement),
          (d) incur any material obligations or liabilities (other than its obligations under this Agreement and the Approved Supplier Agreement), or enter into any material transaction (other than transactions contemplated by this Agreement or the Approved Supplier Agreement) other than in the ordinary course of business, (e) merge or consolidate with any other entity, effect any change in its capital structure, make any investment in any other entity, liquidate or dissolve, (f) amend its articles of organization or the Operating Agreement, (g) enter into any transaction with any affiliate except on terms at least as favorable as those that could be obtained from an unrelated third party or (h) agree to do any of the foregoing.

          4.3 ACCESS TO SUPPLIER'S PROPERTIES AND RECORDS. From and after the execution and delivery of this Agreement and until the earlier of the Closing Date or the Termination Date, Supplier will afford to the representatives of ENBC access, during normal business hours and upon reasonable notice, to Supplier's premises and books and records sufficient to enable ENBC to inspect the assets and properties of Supplier and to determine the Supplier Value (as defined in Exhibit A hereof), and Supplier will furnish to such representatives during such period all such information relating to the foregoing investigation as ENBC may reasonably request; provided, however, that any furnishing of such information to ENBC and any investigation by ENBC shall not affect the right of ENBC to rely on the representations and warranties made by Supplier and the Members in or pursuant to this Agreement, and provided further, that ENBC shall maintain the confidentiality of any information so furnished to it in accordance with the provisions of Article 12.0 of the Approved Supplier Agreement. Without limiting the generality of the foregoing, Supplier shall furnish to ENBC on or before the date on whichwithin five (5) business days after the Option is first exercisable, within fifteen business days after the end of each calendar quarter thereafter and within fifteen business days after any notice of exercise of the Option, a statement setting forth the Supplier Value (as defined in Exhibit A hereof) determined as of the end of such calendar quarter (or as of the applicable date under Exhibit A, in the event of the exercise of the Option), which statement shall be prepared in accordance with Exhibit A and shall set forth with specificity the calculation of Supplier Value.

          4.4 NOTICE OF MATERIAL DEVELOPMENTS. From and after the execution and delivery of this Agreement and until the earlier of the Closing Date or the Termination Date, Supplier will give prompt written notice to ENBC of any material development affecting the assets, properties, business, business prospects, financial condition or results of operations of Supplier, including without limitation any development which results in the inaccuracy of any of the representations and warranties of Supplier and the Members made herein.

          4.5 NO DISCLOSURE. Without the prior written consent of ENBC, neither Supplier nor any of the Members will, prior to the earlier of the Closing Date or the Termination Date, disclose the existence of or any term or condition of this Agreement to any person or entity except that such disclosure may be made (i) to any lender or financing source of Supplier or any person in a business relationship with Supplier to whom such disclosure is necessary in order to satisfy any of the conditions or obligations which are set forth in this Agreement, and (ii) to the extent Supplier believes in good faith that such disclosure is required by law (in which case Supplier will consult with ENBC prior to making such disclosure).

          4.6 NO OTHER DISCUSSIONS; RETENTION OF INTERESTS. Neither the Members nor Supplier will, prior to the earlier of the Closing Date or the Termination Date, enter into discussions or negotiate with or entertain or accept the unsolicited offer of any other party concerning the potential sale or exchange of all or any part of the assets of or interests in Supplier to, or the merger or consolidation of Supplier with, any person other than ENBC The Members will not, prior to the earlier of the Closing Date or the Termination Date, sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Interests owned by them, except for Exempt Transactions permitted by the Operating Agreement.

ARTICLE 5.0  CONDITIONS TO ENBC' OBLIGATION TO CLOSE THE OPTION EXERCISE.

        The obligation of ENBC to purchase the assets of Supplier upon the exercise of the Option shall be subject to the fulfillment or waiver by ENBC at or prior to the Closing Date of each of the following conditions:

        5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Supplier and the Members contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. Supplier and the Members shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Members shall have delivered to ENBC a certificate, dated as of the Closing Date and signed by each of the Members, certifying that such representations and warranties are thus true and correct in all material respects and that all such obligations have been thus performed and complied with.

        5.2 HSR ACT WAITING PERIOD. Any waiting period imposed by the HSR Act with respect to the exercise of the Option shall have expired or been terminated.

        5.3 RECEIPT OF NECESSARY CONSENTS. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, shall have been obtained and shown by written evidence satisfactory to ENBC.

        5.4 NO ADVERSE LITIGATION. There shall not be any pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the purchase of the assets of Supplier or any other transaction contemplated hereby, and no injunction or other order prohibiting the purchase of the Option Assets or any other transaction contemplated hereby shall have been entered by any court or other governmental body.

        5.5 NO MATERIAL ADVERSE CHANGE. Since the date of the exercise of the Option, there shall have been no changes in the business or properties of Supplier, or in its financial condition, other than changes which in the aggregate shall not have had a material adverse effect.

        5.6 DELIVERY OF INFORMATION. Supplier shall have delivered to ENBC any information required to have been delivered to ENBC pursuant to Section 4.3 hereof.

ARTICLE 6.0  CONDITIONS TO THE SUPPLIER'S OBLIGATION TO CLOSE THE OPTION
EXERCISE

        The obligation of Supplier to sell the assets of Supplier upon the exercise of the Option shall be subject to the fulfillment or waiver by Supplier at or prior to the Closing Date of each of the following conditions:

        6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of ENBC contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. ENBC shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. ENBC shall have delivered to Supplier a certificate, dated as of the Closing Date and signed by ENBC, certifying that such representations and warranties are thus true and correct in all material respects and that all such obligations have been thus performed and complied with.

        6.2 HSR ACT WAITING PERIOD. Any waiting period imposed by the HSR Act with respect to the exercise of the Option shall have expired or been terminated.

        6.3 RECEIPT OF NECESSARY CONSENTS. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, shall have been obtained and shown by written evidence satisfactory to Supplier.

        6.4 NO ADVERSE LITIGATION. There shall not be any pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the assets of Supplier or any other transaction contemplated hereby, and no injunction or other order prohibiting the purchase of the Option Assets or any other transaction contemplated hereby shall have been entered by any court or other governmental body.

ARTICLE 7.0  CERTAIN ADDITIONAL COVENANTS

        7.1 EXECUTION OF FURTHER DOCUMENTS. From and after the Closing, upon the reasonable request of ENBC, Supplier and the Members shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in ENBC the Option Assets and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

        7.2 COOPERATION OF SUPPLIER AND THE MEMBERS. Each of the Members acknowledges and agrees that ENBC may have need of information concerning Supplier and the Members in order to comply with applicable securities laws and regulations in connection with future public and private debt and equity offerings by ENBC ("Offerings"). The Members jointly and severally agree that they will cooperate with ENBC in connection with any Offerings and that they will, at ENBC's expense: (i) furnish ENBC with such information concerning Supplier and the Members as ENBC may reasonably require to comply with applicable securities laws and regulations (the "Company Information"); (ii) use diligent efforts to review, comment on, and otherwise assist ENBC as reasonably necessary for the preparation of, descriptions concerning Supplier and the Members to be used in connection with Offerings; and (iii) represent and warrant to ENBC in connection with any Offerings that Company Information will not contain any untrue statement of a material fact or omit any material fact necessary to make the information contained therein not misleading.

        7.3 SUBSEQUENT AUDITED FINANCIAL STATEMENTS. Each of the Members covenants and agrees with ENBC that if ENBC shall determine that audited financial statements of ENBC or Supplier for the periods prior to the Closing are necessary or advisable in connection with an initial public offering, another transaction or offering, or otherwise, each shall cooperate fully with ENBC's accountants in the preparation of such audited financial statements, at ENBC's expense, and each shall make such reasonable representations and warranties to the applicable certified public accountants as are customary in connection with the preparation of audited financial statements.

        7.4  CONFIDENTIAL INFORMATION.

             7.4.1 The Members may possess certain confidential and proprietary information and trade secrets including, but not limited to, information, methods, techniques, procedures and knowledge developed by or for Supplier respecting the business of Supplier (the "Confidential Information"). Each of the Members acknowledges and agrees that neither such Shareholder nor any other person or entity has acquired by or through such Members any interest in or right to use the Confidential Information other than the right to utilize it in the operation of the businesses of Supplier and ENBC, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition with Supplier and ENBC. Notwithstanding the foregoing, however, ENBC acknowledges that the Members are actively involved as Members, officers and directors of Harlan Bakeries, Inc. and that certain Confidential Information may be shared with Harlan Bakeries, Inc. The foregoing is not intended to prevent Harlan Bakeries from using such Confidential Information in its business generally, but Confidential Information relating specifically to ENBC or its Formulations, Specifications and Procedures (as defined in the Approved Supplier Agreement) may not be used by Harlan Bakeries except to the extent such use is solely for the benefit of ENBC.

             7.4.2 Subject to Section 7.4.1 hereof, each of the Members acknowledges and agrees that the Confidential Information is confidential to and a valuable asset of Supplier, is proprietary, and includes trade secrets of Supplier and that such Member: (i) will not use the Confidential Information in any other business or capacity; (ii) will maintain the absolute secrecy and confidentiality of the Confidential Information; and (iii) will not make unauthorized copies of any portion of the Confidential Information disclosed in written or other tangible form.

             7.4.3 Notwithstanding the foregoing, the obligations of the Members specified above shall not apply to any Confidential Information which (i) is disclosed in a printed publication available to the public, or is otherwise in the public domain through no act of any of the Members, their agents or any person or entity which has received such Confidential Information from or through any of the Members, (ii) is approved for release by written authorization of an officer of ENBC,
        (iii) is required to be disclosed by proper order of a court of applicable jurisdiction after adequate notice to ENBC to seek a protective order therefor, the imposition of which protective order the Members agree to approve and support, or (iv) in the written opinion of the disclosing Member's counsel, is necessary to be made by such Member in order that the Member not violate any law, rule or regulation applicable to him.

        7.5  REMEDIES; WAIVER.

             7.5.1 Each of the Members agrees that the provisions and restrictions set forth above in Section 7.4 are necessary to protect ENBC and its successors and assigns in the protection of the Option Assets ENBC is entitled to acquire pursuant to this Agreement. Each of the Members agrees that damages cannot compensate ENBC in the event of a violation of the covenants contained in Section 7.4 hereof, and that injunctive relief shall be essential for the protection of ENBC and its successors and assigns. Accordingly, each of the Members agrees and consents that, in the event he shall violate or breach any of said covenants ENBC shall be entitled to obtain (and he hereby consents to) such injunctive relief against such Shareholder, without bond, in addition to such further or other relief as may appertain at equity or law. The exercise or enforcement by ENBC of any right or remedy hereunder shall not preclude the exercise or enforcement by ENBC of any other right or remedy hereunder or which ENBC has the right to enforce under applicable law.

             7.5.2 Failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right or remedy at any other time or times.

        7.6 EMPLOYMENT BY ENBC OF SUPPLIER'S EMPLOYEES. Supplier shall use its reasonable best efforts to aid ENBC in engaging such of its employees as are employed on the Closing Date, if any, whom ENBC desires to engage after the Closing Date, and except with the written consent of ENBC, neither Supplier nor any Affiliate (as hereinafter defined) of Supplier shall employ, for a period of one year after the Closing Date, any person employed by Supplier at or at any time within six months prior to the Closing Date unless such person was either not offered employment by ENBC or was terminated by ENBC. As used in this Agreement, the term "Affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified, and the term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

        7.7 NO OBLIGATION OF ENBC TO EMPLOY. ENBC shall have no obligation to employ any of the persons employed by Supplier at the time of the Closing, if any, or to continue, or institute any replacement or substitution for, any vacation, severance, incentive, bonus, profit sharing, pension or other employee benefit plan or program of Supplier.

ARTICLE 8.0  INDEMNIFICATION

8.1 AGREEMENT BY SUPPLIER AND THE MEMBERS TO INDEMNIFY. Subject to the qualifications and limitations set forth in this Section 8.1, Supplier and the Members jointly and severally agree that from and after the Closing, if any, they will indemnify and hold ENBC harmless in respect of the aggregate of all ENBC Indemnifiable Damages (as hereinafter defined). For this purpose, ENBC Indemnifiable Damages shall mean the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by ENBC (or any successor to all or any part of the assets or business of Supplier) (i) resulting from any inaccurate representation or warranty made by Supplier and the Members in or pursuant to this Agreement, (ii) resulting from any default in the performance of any of the covenants or agreements made by Supplier or the Members in this Agreement, or
(iii) resulting from the failure of Supplier to pay, discharge or perform any liability or obligation that is not required to be assumed by ENBC hereunder ("Excluded Liabilities"). Without limiting the generality of the foregoing, with respect to the measurement of ENBC Indemnifiable Damages, ENBC shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of Supplier and the Members been true and correct, had each of the covenants and agreements of Supplier and the Members been performed in full and had each of the Excluded Liabilities been paid or performed in full. The foregoing obligation to indemnify ENBC shall be subject to each of the following principles or qualifications:

          8.1.1 Each of the representations and warranties made by the Supplier and the Members in this Agreement or pursuant hereto, shall survive for a period of eighteen (18) months after the exercise of the Option and thereafter all such representations and warranties shall be extinguished, provided, however, that the representations and warranties made in Sections 2.1, 2.2, 2.3, 2.4 and 2.7 hereof shall in each case survive forever. No claim for the recovery of ENBC Indemnifiable Damages based upon the inaccuracy of such representations and warranties may be asserted by ENBC after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

          8.1.2 The Supplier and the Members shall be liable for any claim for ENBC Indemnifiable Damages arising out of any inaccuracy of any representation or warranty only to the extent the aggregate amount of all such ENBC Indemnifiable Damages do exceed $25,000.

          8.1.3 The liability of the Supplier and the Members for claims for all ENBC Indemnifiable Damages arising out of inaccuracies of representations and warranties of the Supplier and the Members shall in no event exceed the amount of the purchase price payable under Section 1.4.

        8.2 AGREEMENT BY ENBC TO INDEMNIFY. ENBC agrees that from and after the Closing, if any, it will indemnify and hold Supplier and the Members harmless in respect of the aggregate of all Supplier Indemnifiable Damages (as hereinafter defined). For this purpose, Supplier Indemnifiable Damages shall mean the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by Supplier or the Members (i) resulting from any inaccurate representation or warranty made by ENBC in or pursuant to this Agreement, (ii) resulting from any default in the performance of any of the covenants or agreements made by ENBC in this Agreement, (iii) resulting from the failure of ENBC to discharge any Assumed Liabilities (including any Assumed Liabilities that may have been guaranteed by one or more of the Members) after Closing or (iv) resulting from the operation of the business utilizing the Option Assets by ENBC after Closing (except to the extent arising from any inaccurate representation or warranty made by the Supplier and the Members herein). Without limiting the generality of the foregoing, with respect to the measurement of Supplier Indemnifiable Damages, Supplier and the Members shall each have the right to be put in the same financial position as they would have been in had each of the representations and warranties of ENBC been true and correct, had each of the covenants and agreements of ENBC been performed in full and had each of the Assumed Liabilities been paid or performed in full.

        8.3 TAX EFFECT OF DAMAGES AND INDEMNITY PAYMENTS. In determining the amount of ENBC Indemnifiable Damages payable under Section 8.1 and Supplier Indemnifiable Damages payable under Section 8.2, there shall be taken into account both tax benefits, if any, arising from the incurrence of damages and tax detriments, if any, arising from the receipt of payments hereunder.

        8.4 LEGAL PROCEEDINGS. In the event Supplier, the Members or ENBC become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such party shall promptly notify the other parties in writing of such proceeding. The other parties may, at their option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If any party elects to defend any proceeding, such party shall have full control over the conduct of such proceeding, although the party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, such approval not to be withheld unreasonably by the party being indemnified; provided, that, in the event the indemnifying party shall fail to initiate a defense of a claim within twenty days of the notice to the indemnified party of a claim, the indemnified party shall have the option to conduct the defense of such claim as it may in its discretion deem proper. The party being indemnified shall reasonably cooperate with the indemnifying party in such proceeding.

ARTICLE 9.0  MISCELLANEOUS

        9.1 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

        9.2 PAYMENT OF EXPENSES. Each party to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation its legal and accounting fees and expenses.

        9.3 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

        9.4 ENTIRE AGREEMENT. This instrument and the exhibits attached hereto contain the entire agreement of the parties hereto with respect to the option to purchase the Option Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto.

        9.5 HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        9.6 EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        9.7 NOTICES. Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or other document shall be deemed duly given three business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

        If to Supplier addressed as follows:

             Harlan Bakeries, Inc.
             7597 East U.S. Highway 36
             Avon, Indiana   46168-7971
             Attention: Hugh P. Harlan

        with a copy to such party at the following address:

             Harlan Sprague Dawley, Inc.
             P.O. Box 29176
             Indianapolis, Indiana   46229
             Attention: Hal P. Harlan

        with a copy to:

             Henderson, Daily, Withrow & DeVoe
             2600 One Indiana Square
             Indianapolis, Indiana   46204
             Attention: Roberts E. Inveiss, Esq.

If to ENBC, addressed as follows:

             Einstein/Noah Bagel Corp.
             14103 Denver West Parkway
             P.O. Box 4086
             Golden, Colorado  80401
             Attention: Senior Vice President-Supply Chain

        with a copy to:

             Einstein/Noah Bagel Corp.
             14103 Denver West Parkway
             P. O. Box 4086
             Golden, Colorado  80401
             Attention: General Counsel

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

        9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly therein.

        9.9 PUBLICITY. No press release or other public announcement related to this Agreement or the transactions contemplated hereby (or the existence of any discussions or negotiations among the parties regarding any other possible transactions) will be issued, and no disclosure of this Agreement or the terms hereof will be made, by Supplier or any of the Members without the prior approval of ENBC. ENBC agrees to use reasonable best efforts to consult with Supplier prior to issuing any press release or public or trade announcement or statement relating to this Agreement or the transactions contemplated hereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        EINSTEIN/NOAH BAGEL CORP.



                                        By /s/ Paul A. Strasen
                                          ------------------------------------
                                          Senior Vice President

                                        HARLAN BAGEL SUPPLY COMPANY, LLC



                                        By /s/ Doug H. Harlan
                                          ------------------------------------


                                             /s/ Hal P. Harlan
                                        --------------------------------------
                                                 Hal P. Harlan



                                             /s/ Hugh P. Harlan
                                        --------------------------------------
                                                 Hugh P. Harlan



                                             /s/ Doug H. Harlan
                                        --------------------------------------
                                                 Doug H. Harlan

                                    EXHIBITS
                                    --------

          Exhibit A       Determination of Supplier Value

          Exhibit B       Promissory Note

                                                                       EXHIBIT A
                                                                       ---------
                                 SUPPLIER VALUE
                                 --------------

     "Supplier Value" as of the Closing Date shall be the net asset value of the Supplier determined in accordance with generally accepted accounting principles. "Net asset value" shall mean the net book value of the Supplier's assets.

                       EXHIBIT B TO THE OPTION AGREEMENT

            THIS PROMISSORY NOTE IS NON-NEGOTIABLE, NON-ASSIGNABLE
                             AND NON-TRANSFERABLE



                                PROMISSORY NOTE


  $_______________                                            _________, _______


          FOR VALUE RECEIVED, Einstein/Noah Bagel Corp., a Delaware corporation (the "Company"), promises to pay to Harlan Bagel Supply Company, LLC ("HBSC"), at such place as HBSC may from time to time designate in writing, ________________________________ DOLLARS ($______________); and to pay interest on the unpaid principal balance hereof from time to time outstanding, at the per annum rate equal to the Interest Rate until the indebtedness evidenced hereby is paid in full, and at the Interest Rate plus two percent (2%) in respect of any principal amount not paid when due, for the period from the date such principal is due until such unpaid amount has been paid in full (whether before or after judgment). The term "Interest Rate" shall mean the rate designated and announced by Bank of America Illinois or its successor in interest (the "Bank") from time-to-time as its "reference rate" in effect at its principal office in Chicago, Illinois. The Interest Rate shall be adjusted from time-to-time on the same day on which the Bank adjusts its reference rate.

          Principal and interest on this Note shall be payable as follows:
Principal of $___________ shall be payable on _________________ (being the Six Month Anniversary Date). One-third (1/3) of the remaining outstanding principal amount of this Note together with all accrued but unpaid interest thereon shall be due and payable on each of _______________ (being the twelve month anniversary of the date hereof), ____________________ (being the eighteen month anniversary of the date hereof), and __________ (being the twenty-four month anniversary of the date hereof).

          Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

          All or any part of the principal amount of this Note and any accrued interest due on any of the respective payment dates or otherwise may be paid at the Company's option in lawful money of the United States of America in immediately available funds, shares of common stock of the Company (the "ENBC Stock"), shares of common stock of Boston Chicken, Inc. ("BCI Stock") (the issuer of ENBC Stock or BCI Stock being referred to herein as the "Issuer") or any combination of the foregoing, provided that with respect to ENBC Stock and BCI Stock, same shall be valued at the average of the closing sales prices per share of the Common Stock quoted on the Nasdaq National Market, as reported in the Wall Street Journal (Western Edition), for the five (5) trading days immediately prior to the second business day before the respective date of payment (the "Average Price"). The Company may make a payment hereunder with ENBC Stock or BCI Stock only if (a) the Average Price per share of such stock of the Issuer as quoted on the NASDAQ National Market, as quoted on such other market or exchange on which such shares are traded is at least $10, and (b) the value of the Issuer (defined as the product of the Share Price and the total number of outstanding shares of such stock of the Issuer) is at least $300 million. In the event ENBC elects to deliver shares of ENBC Stock or shares of BCI Stock, such shares shall be registered under the Securities Act of 1933, as amended, and shall be accompanied by a written undertaking of ENBC to pay to HBSC in cash the excess, if any, of the value of the shares so delivered over the proceeds (net of commissions) from the sale of the shares, assuming all shares are sold in accordance with such reasonable conditions on the timing, daily volume and manner of sale as may be set forth in such undertaking. Such undertaking shall be assignable by HBSC to its members to the extent any such shares are assigned to such members.

          This Note may be prepaid at any time without premium or penalty. All payments made hereunder shall be applied first to interest and then to outstanding principal.

          If payment hereunder becomes due and payable on a Saturday, Sunday, or legal holiday, under the laws of the State of Colorado, the due date thereof shall be extended to the next succeeding business day.

          Demand, presentment, protest, diligence, notice of dishonor, and any other formality are hereby expressly waived by the Company and any endorser or guarantor.

          If the Company fails to make any payment hereunder when due and such failure continues for a period of ten (10) days, then this Note shall become immediately due and payable, without notice, at HBSC's option. If this Note is not paid at maturity, whether by acceleration or otherwise, HBSC shall have all of the rights and remedies provided by law or in equity.

          If this Note is placed in the hands of an attorney for collection, or is collected through any court, including any bankruptcy court, the Company promises to pay to HBSC, HBSC's reasonable attorneys' fees and court costs incurred in collecting or attempting to collect this Note.

          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF, THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

          Any provision herein or any other document executed or delivered in connection herewith or therewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, HBSC shall in no event be entitled to receive or collect, nor shall any amounts received hereunder be credited, so that HBSC shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person primarily obligated to pay this Note at the time in question. If any construction of this Note or any and all other papers, agreements, or commitments, indicate a different right given to HBSC to ask for, demand, or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note and all other documents executed or delivered in connection herewith shall in all ways comply with applicable law and proper adjustments shall automatically be made accordingly. In the event that HBSC ever receives, collects, or applies as interest, any sum in excess of the maximum amount permitted by applicable law, if any, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and if this Note is paid in full, any remaining excess shall be paid to the Company.
In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum amount permitted by applicable law, if any, the Company and HBSC shall, to the maximum extent permitted under applicable law:
(a) characterize any non-principal payment as an expense or fee rather than as interest, and (b) "spread" the total amount of interest throughout the entire term of this Note.

          IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name by the undersigned officer, thereunto duly authorized.


                                        EINSTEIN/NOAH BAGEL CORP., a
                                        Delaware corporation



                                        By:______________________________
                                        Its:_____________________________